NOTICE AND OFFER OF SETTLEMENT UNDER AMENDED AND RESTATED SECURED
SUBORDINATED CONVERTIBLE PROMISSORY NOTE

THIS NOTICE AND OFFER OF SETTLEMENT UNDER AMENDED AND RESTATED SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE (this “Waiver”), dated September 28, 2015 (the “Effective Date”), is entered into by and among George Zicman (the “Holder”) and Quest Solution, Inc., a Delaware corporation (the “Corporation”).

RECITALS

WHEREAS, the Holder holds that certain amended and restated secured subordinated convertible promissory note, dated November 21, 2014, in the principal amount $ 1,594,000.00 (the “Notes”) attached hereto as Exhibit A, issued by the Corporation in favor of the Holder;

WHEREAS, as of the Effective Date, the Note has accrued and unpaid interest of $23,483.22 (the “Interest”) and an outstanding principal balance of $1,594,000;

WHEREAS, the Holder warrants that it is the sole owner and holder of the Note and all rights, interests and benefits granted in connection therewith;

WHEREAS, the Holder is willing to convert settled the above referenced Notes in exchange for the following:

Item 1.	Holder to receive One Million (1,000,000) shares of restricted common stock. Shares to be issued to the Holder’s individual name at $0.357 per share.

Item 2.	Within thirty (30) days of execution of this document, Holder to receive Eighty Four Thousand and xx/100 Dollars ($84,000.00).

Item 3.	Fixed payment schedule of Fifty Thousand and xx/100 Dollars ($50,000.00) per month, starting January 15, 2016, and paid monthly with a balloon payment due for the then Balance on April 15, 2017, which shall be determined by taking the $1,594,000, adding estimated interest of $23,483.22, then subtracting the $357,000 and the $84,000 (from Item 2 above) and the $750,000 ($50,000 x 15 months) expected balance to be approximately $426,483.22). Interest will remain at 1.89% per year.

WHEREAS, each of the Holder and the Corporation acknowledge that this Offer is binding on the Holder should the Company perform on each of the above referenced items; and

WHEREAS, the agreement is in the best interests of the Corporation and its stockholders.

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NOW, THEREFORE, in consideration of the foregoing premises and such other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Item 1.	Holder to receive One Million (1,000,000) shares of restricted common stock. Shares to be issued to the Holder’s individual name at $0.357 per share.

Item 2.	Fixed payment schedule of Fifty Thousand and xx/100 Dollars ($50,000.00) per month, starting January 15, 2016, and paid monthly with a balloon payment due for the then balance April 15, 2017. Interest will remain at 1.89% per year.

Item 3.	Within thirty (30) days of execution of this document, Holder to received Eighty Four Thousand and xx/100 Dollars ($84,000.00).

(a) Further Action. The parties to this Notice shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Offer.

(b) Amendment. This Offer may be modified or amended only by a written instrument duly executed by both of the parties hereto.

(c) Applicable Law. This Offer shall be governed by and construed in accordance with the internal laws of the State of California, without regard or reference to its choice of law principles.

(d) Counterparts. This Offer may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile or pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(e) Authority to Execute. The execution of this Offer by each of the parties and the performance by each of the obligations hereunder, have been duly authorized by all requisite corporate, partnership, limited liability company and sole proprietorship action, and will not violate or result in a breach or constitute a default under any agreements to which any party is bound.

(f) Release of Claims. In consideration of the mutual covenants and agreements herein contained, the Corporation and Holder, for themselves and their legal representatives, agents, affiliates, successors, assigns, officers, directors, shareholders, employees, attorneys, guarantors, sureties, and insurers, and any person who might have rights through it (“Releasing Parties”), hereby forever release the other party and their respective agents, successors, assigns, affiliates, officers, directors, shareholders, employees, attorneys, guarantors, sureties, and insurers, and any person acting on its or their behalf (collectively the “Released Parties”), from any and all injuries, losses, damages, liabilities, defenses, claims, actions, causes of action, suits, debts, promises, demands, or agreements, of whatever nature or kind, known and unknown, whether based in law or in equity, that Releasing Parties ever had or has now, or that anyone claiming through or under Releasing Parties may have or claim to have, which were raised or asserted or could have been raised or asserted by Releasing Parties against the Released Parties at any time prior to the execution of this Agreement, including, but not limited to, any and all claims arising out of, by reason of, or in any way related to the subject matter of the Agreements.

(g) Acceleration. In the event that more than fifty percent (50%) of the voting stock, or substantially all of the assets, of the Corporation are sold while this Agreement is in effect, then the Balance due and owing to Holder shall be immediately due and payable.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Notice of Offer and Settlement of the Effective Date.

ACKNOWLEDGEMENT BY CORPORATION:

Quest Solution, Inc.

By:	/s/ Tom Miller
Name:	Tom Miller
Its:	Chief Executive Officer

HOLDER:

/s/ George Zicman
George Zicman

Signature Page to Notice of Offer of Settlement
Amended and Restated Secured Subordinated Convertible Promissory Note

EXHIBIT A

Amended and Restated Secured Subordinated Convertible Promissory Note

[Attached.]

Exhibit A